Exhibit 5.1

June 23, 2015

Nephros, Inc.

41 Grand Avenue

River Edge, New Jersey 07661

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), being filed by Nephros, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. We have been advised that the Registration Statement relates to the resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 2,751,448 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of 1,834,299 issued and outstanding shares of Common Stock (the “Common Shares”) and 917,149 shares (the “Warrant Shares,” and together with the Common Shares, the “Shares”) issuable upon the exercise of outstanding warrants to purchase shares of Common Stock issued by the Company to the Selling Stockholders (the “Warrants”).

In connection with rendering this opinion, we have reviewed the following, as presented, and represented as being such, to us by the Company: (i) the Company’s certificate of incorporation, as amended to date; (ii) the Company’s bylaws in effect on the date hereof; (iii) the Warrants; and (iv) certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares and the Warrants.

We have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates, public officials, and documents as we have deemed necessary as a basis for the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As to certain matters of fact relevant to the opinions expressed below, we have, without independent verification or further inquiry, relied upon certificates and statements of officers of the Company. The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion as of the date hereof that:

1.           The Common Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.           The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

Fredrikson & Byron, P.A.

By:	/s/ Christopher J. Melsha
Vice President